Exhibit 3.21

A0579534 2023612 SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF ASPEN EDUCATION GROUP, INC

The undersigned certify that:

1.	They are the President and the Assistant Secretary, respectively, of Aspen Education Group, Inc., a California corporation (the “Corporation”).

2.	The Amended and Restated Articles of Incorporation of the Corporation are further amended and restated to read in their entirety as follows:

Article One. The name of the corporation is Aspen Education Group, Inc.

Article Two. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the California Corporations Code other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Article Three. Capital Stock

(a) Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is Ninety Million (90,000,000) shares, consisting of (i) Sixty Million (60,000,000) shares of common stock, no par value per share (“Common Stock”), and (ii) Thirty Million (30,000,000) shares of preferred stock, no par value per share (“Preferred Stock”).

(b) Preferred Stock.

1.	DESIGNATION

A series of the Preferred Stock is hereby designated as the “12% Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred”) and the number of shares constituting such series shall be Twenty Million (20,000,000). Another series of Preferred Stock is hereby designated as the “12% Series B Cumulative Convertible Preferred Stock” (the “Series B Preferred”), and the number of shares constituting such series shall be Ten Million (10,000,000). The number of shares that may be issued may be decreased, at any time and from time to time, by resolution of the Board of Directions of the Corporation (the “Board”); provided that no decrease shall reduce the number of shares of a series of Preferred Stock to a number less than the number of shares of such series of Preferred Stock then outstanding. The powers, preferences, relative and special rights, designations, privileges, qualifications, limitations and restrictions of the Series A Preferred and the Series B Preferred shall be as set forth below. Subject to the limitations prescribed by law and these Amended and Restated Articles of Incorporation, including, without limitation, Paragraph 7 of this Article Three, as to any remaining shares of authorized Preferred Stock that remain undesignated, the Board is hereby authorized to fix the number of shares and to determine and alter for each such series such voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the California Corporations Code. All capitalized terms used, but not otherwise defined herein, shall have the meanings specified in Paragraph 9 of this Article Three.

2.	DIVIDENDS AND DISTRIBUTIONS

A. Subject to the rights of the holders of any shares of any series of Preferred Stock (or similar stock) which may from time to time come into existence ranking prior and superior to the Series A Preferred and the Series B Preferred with respect to dividends, holders of the Series A Preferred and Series B Preferred will be entitled to receive, on a pari passu basis, when, as and if declared by the Board, out of funds legally available therefor, an annual preferential dividend per share of Series A Preferred or Series B Preferred, as the case may be, which dividend shall accrue on a daily basis at the rate of 12.0% per annum (the “Dividend Rate”), compounded annually on the anniversary of the date of issuance, of the Series A Liquidation Value (as hereinafter defined) and the Series B Liquidation Value (as hereinafter defined), as the case may be, from the date of issuance of such share of Series A Preferred or Series B Preferred, as the case may be, to and including the first to occur of (i) the date on which the Series A Liquidation Value or Series B Liquidation Value, as the case may be, (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with a Liquidation Event; (ii) the date upon which such share of Series A Preferred or Series B Preferred, as the case may be, is converted into Conversion Stock pursuant to Paragraph 4 of this Article Three (in which event any accrued and unpaid dividends shall be paid solely in shares of Conversion Stock as part of the conversion of such share of Series A Preferred or Series B Preferred, as the case may be, and as is provided for in Paragraph 4 of this Article Three); and (iii) the date on which such share of Series A Preferred or Series B Preferred, as the case may be, is acquired by the Corporation (each of (i), (ii) and (iii), a “Mandatory Payment Date”). Notwithstanding the foregoing, the Board may, at any time and from time to time, declare a date for the payment of such accrued or accumulated dividends (such date and each of the Mandatory Payment Dates, a “Dividend Payment Date”). Anything to the contrary herein notwithstanding, the failure to declare and pay dividends by the Corporation with respect to the Series A Preferred or Series B Preferred under this Paragraph 2.A, except on a Mandatory Payment Date, shall not constitute a default hereunder, and for the purposes of this Article Three, dividends shall be cumulative and shall accrue from the date of the initial issuance of each share of Series A Preferred or Series B Preferred, as the case may be, through the Mandatory Payment Date (to the extent not otherwise declared and paid as set forth above) at the Dividend Rate.

B. Dividends will be payable to holders of record of the Series A Preferred and of the Series B Preferred, on a pari passu basis, as they appear on the stock books of the Corporation on such record dates, not more than sixty (60) days nor less than ten (10) days preceding the Dividend Payment Date, as shall be fixed by the Board (each a “Dividend Payment Record Date”). No Dividend Payment Record Date shall precede the date upon which the resolution fixing the Dividend Payment Record Date is adopted. At the time any dividend on the Series A Preferred and Series B Preferred is declared, the Board shall specify whether such dividend is to be paid in cash, shares of Common Stock or other consideration and, to the extent such dividend is not paid in cash, the Board shall in good faith determine the value of the shares of Common Stock or other consideration to be so paid.

C. Unless full cumulative dividends on the Series A Preferred and Series B Preferred shall have been paid (whether pursuant to this Paragraph 2 or Paragraph 3 of this Article Three), dividends on the Common Stock (other than dividends payable solely in shares of Common Stock) or any other stock of the Corporation ranking junior to or on parity with the Series A Preferred and Series B Preferred as to dividends (and rights to acquire the foregoing) shall not be paid or declared and set aside for payment, and other distributions shall not be made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred and Series B Preferred as to dividends, nor shall any Common Stock or any other Stock of the Corporation ranking junior to or on a parity with the Series A Preferred and Series B Preferred as to dividends be redeemed, purchased or otherwise acquired for any consideration by the Corporation, except for (i) repurchases from directors, employees or consultants of or to the Corporation, or any direct or indirect subsidiary of the Corporation, pursuant to the terms of current or future contractual obligations of the Corporation, or (ii) by conversion into or exchange for stock of the Corporation ranking junior to the Series A Preferred and Series B Preferred as to dividends. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under this Paragraph 2.C of this Article Three, purchase or otherwise acquire such shares at such time and in such manner. Dividends payable for any partial dividend period shall be calculated on the basis of a three hundred sixty (360)-day year of twelve (12) thirty (30)-day months.

D. In addition to the dividends provided for under Paragraph 2.A of this Article Three and subject to the restrictions under Paragraph 2.C of this Article Three regarding dividends on the Common Stock (other than dividends payable solely in shares of Common Stock), the holders of the Series A Preferred and Series B Preferred shall also be entitled to receive a dividend when, as and if any dividend on the Common Stock (other than dividends payable solely in shares of Common Stock) is paid or declared and set aside for payment, which dividend shall be payable to the holders of the Series A Preferred and Series B Preferred at the time of payment to the holders of the Common Stock in such amount as shall be determined as though each share of Series A Preferred and Series B Preferred had been converted into that number of shares of Common Stock equal to the number of Conversion Shares (as hereinafter defined) into which such share of Series A Preferred or Series B Preferred, as applicable, could have been converted (assuming for purposes of this provision that all conditions precedent to such conversion have been satisfied) immediately prior to the record date of such dividend payable on the Common Stock.

3.	RANK UPON LIQUIDATION, DISSOLUTION AND WINDING UP

A. The shares of the Series A Preferred and Series B Preferred shall rank prior to the shares of the Common Stock, and of any other class of stock of the Corporation ranking junior to the Series A Preferred and Series B Preferred upon liquidation (collectively, the “Junior Liquidation Stock”), so that in the event of any Liquidation Event, the holders of the Series A Preferred and Series B Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other Junior Liquidation Stock, an amount equal to $2.85 per share for each outstanding share of Series A Preferred (the “Series A Liquidation Value”) and an amount equal to $3.49 per share for each outstanding share of Series B Preferred (the “Series B Liquidation Value”), in each case, plus an amount equal to all dividends (whether or not declared) accrued or accumulated and unpaid on such share of Series A Preferred or Series B Preferred, as the case may be, compounded annually, to the date of final distribution (collectively, in the case of the Series A Preferred, the “Series A Liquidation Preference” and, collectively, in the case of the Series B Preferred, the “Series B Liquidation Preference”). The Series A Preferred and the Series B Preferred shall rank pari passu as to the receipt of the Series A Liquidation Preference and the Series B Liquidation Preference upon any Liquidation Event due each such series upon the occurrence of such event. If upon any Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Series A Preferred and Series B Preferred shall be insufficient to pay in full the Series A Liquidation Preference and the Series B Liquidation Preference under this Paragraph 3 of this Article Three, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, such assets, or the proceeds thereof, legally available for distribution, shall be distributable ratably to the holders of the Series A Preferred and Series B Preferred, with each such holder receiving a percentage of such assets, or proceeds thereof, equal to (i) the number of shares of Conversion Shares held by such holder of Series A Preferred or Series B Preferred, as the case may be, divided by (ii) the number of shares of Conversion Shares held by all holders of Series A Preferred and Series B Preferred; provided that, until the Series A Liquidation Preference and Series B Liquidation Preference are paid in full, no holder shall receive a distribution on shares of Series A Preferred or Series B Preferred in excess of the Series A Liquidation Preference or Series B Liquidation Preference, as applicable.

B. Following payment in full by the Corporation of the Series A Liquidation Preference and Series B Liquidation Preference, as applicable, provided for in Paragraph 3.A of this Article Three, in the event of any Liquidation Event, the holders of the Series A Preferred and Series B Preferred shall also be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, an amount per share of Series A Preferred or Series B Preferred, as applicable, as shall be equal to the amount that would otherwise be payable to that number of shares of Common Stock equal to the number of Conversion Shares of such series of Preferred Stock into which each share of such series of Preferred Stock could have been converted (assuming for purposes of this provision that all conditions precedent to such conversion have been satisfied) as of the date of such Liquidation Event.

C. So long as any shares of the Series A Preferred or Series B Preferred remain outstanding, no stock of any class or series of the Corporation shall rank prior to shares of the Series A Preferred or Series B Preferred, as to liquidation preference, dividends or to distributions.

4.	CONVERSION

A. Conversion Procedure.

1. Upon a Conversion Event, each share of Series A Preferred and Series B Preferred (each, a “Converting Share”) shall automatically be converted into the right to receive that number of shares of Conversion Stock determined pursuant to the following formula:

((D/LV) * CR) + CR

Where:

D	=	the numeric value of all accrued or accumulated unpaid dividends on such Converting Share

LV	=	the numeric value of the Series A Liquidation Value or Series B Liquidation Value, as applicable

CR	=	the Conversion Rate then in effect for such series of Preferred Stock

Upon issuance, and absent any accrual of dividends pursuant to Paragraph 2 of this Article Three and any adjustments to the Series A Conversion Price or Series B Conversion Price pursuant to Paragraph 4.C of this Article Three, each share of Series A Preferred and Series B Preferred shall be convertible into one share of Conversion Stock in accordance with this Paragraph 4.A. No holder of Series A Preferred or Series B Preferred shall have any right to effect a voluntary conversion of any or all of such holder’s shares of Series A Preferred or Series B Preferred. With respect to each Conversion Event, the Board shall deliver or cause to be delivered to each holder of Series A Preferred and to each holder of Series B Preferred a written notice (the “Conversion Notice”) specifying the date such conversion shall be effected (the “Conversion Date”) and setting forth the number of shares of Conversion Stock into which each share of Series A Preferred and Series B Preferred shall be converted.

2. Except as otherwise provided herein, the conversion of the Series A Preferred and Series B Preferred shall be deemed to have been effected as of the close of business on the Conversion Date specified in the Conversion Notice. Each holder of Preferred Stock so converted shall surrender all certificates representing such shares of Preferred Stock owned by such holder for conversion at the principal office of the Corporation as specified in the Conversion Notice. At the time the conversion has been effected, the rights of the holder of the shares of Preferred Stock converted as a holder of such shares of Preferred Stock shall cease with respect to such shares converted and such holder shall be the holder of record of the shares of Conversion Stock represented thereby.

3. As soon as possible after receiving the certificate or certificates from a holder pursuant to Paragraph 4.A.2 (but in any event within five (5) Business Days thereafter), the Corporation shall deliver to such converting holder:

(a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b) a certificate or certificates representing any shares of Series A Preferred or Series B Preferred, as applicable, which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

4. The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred or Series B Preferred, as applicable, shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series A Preferred or Series B Preferred, as applicable, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be, upon issuance, duly authorized, validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof and issued in accordance with all applicable securities laws.

5. The Corporation shall not close its books against the transfer of Series A Preferred or Series B Preferred, as applicable, or of Conversion Stock issued or issuable upon conversion of Series A Preferred or Series B Preferred, as applicable, in any manner which interferes with the timely conversion of Series A Preferred or Series B Preferred, as applicable. The Corporation shall assist and cooperate with any holder of shares of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

6. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding shares of Series A Preferred and Series B Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation to any such exchange upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred and Series B Preferred.

7. If any fractional interest in a share of Conversion Stock would, except for the provisions of this Paragraph 4.A.7, be delivered upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of such conversion.

B. Conversion Price. The conversion price for the Series A Preferred as of the date of issuance thereof shall be $0.13579 subject to adjustment from time to time pursuant to Paragraphs 4.C and 4.E of this Article Three (as adjusted, the “Series A Conversion Price”) and the initial conversion price for the Series B Preferred shall be $0.158 subject to adjustment from time to time pursuant to Paragraphs 4.C and 4.E of this Article Three (as adjusted, the “Series B Conversion Price”); provided that notwithstanding any other provision of this Paragraph 4 there shall be no adjustment to the Series A Conversion Price or Series B Conversion Price under Paragraphs 4.C or 4.E of this Article Three for any series of Preferred Stock with respect to any of the following:

1. the Common Stock and the Series A Preferred issued and outstanding as the date hereof, the issuance of Series B Preferred, the issuance of Common Stock upon exercise of the Warburg Warrant pursuant to the Warburg Agreement, and the issuance of Common Stock upon exercise of the CapitalSource Warrant;

2. the issuance (or deemed issuance) of shares of Common Stock to equipment leasing or financial institutions in connection with equipment financing or a commercial credit arrangement; provided that such issuance shall not exceed two percent (2%) of the outstanding capital stock of the Corporation, on a fully diluted basis;

3. the issuance (or deemed issuance) of shares of Common Stock in connection with the acquisition of another business entity, products or technologies by the Corporation, or to a Person with which the Corporation has engaged in a strategic relationship; provided that such issuance shall not exceed two percent (2%) of the outstanding capital stock of the Corporation, on a fully diluted basis;

4. the issuance of Common Stock and the granting of Options by the Board to directors, employees or consultants of or to the Corporation, or any direct or indirect subsidiary of the Corporation, or otherwise, or the Common Stock issuable upon exercise of such Options (provided that the total number of such shares of Common Stock issuable by the Corporation directly or upon the exercise of such Options has been approved by a majority of the directors of the Corporation);

5. the issuance of Common Stock upon conversion of any shares of convertible securities of the Corporation that are issued and outstanding (including, without limitation, shares of Series B Preferred issued pursuant to the Warburg Agreement);

6. the issuance of Common Stock pursuant to any of the Existing Rights; or

7. the issuance of Common Stock in connection with a Public Offering pursuant to which all issued and outstanding shares of Preferred Stock are automatically converted.

C. Adjustments to the Conversion Price. Subject to Paragraph 4.B of this Article Three, if and whenever on or after the original date of issuance of the Series B Preferred the Corporation issues or sells, or in accordance with Paragraph 4.D of this Article Three is deemed to have issued or sold, any share of Common Stock for a consideration (“Lower Consideration”) per share less than the Series A Conversion Price or the Series B Conversion Price, as the case may be, in effect immediately prior to such time, then, immediately upon such issuance or sale or deemed issuance or sale, the Series A Conversion Price or the Series B Conversion Price, as the case may be, that is higher than the Lower Consideration shall be reduced to the lowest net price per share at which any such share of Common Stock has been issued or sold or is deemed to have been issued or sold.

D. Effect on Conversion Price of Certain Events. Subject to Paragraph 4.B of this Article Three, for purposes of determining the adjusted Conversion Price for the Series A Preferred and Series B Preferred under Paragraph 4.C of this Article Three, the following shall be applicable:

1. Issuance of Rights or Options. If the Corporation in any manner grants or sells any Option and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Series A Conversion Price or the Series B Conversion Price, as the case may be, in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share for the purpose of determining the adjusted Series A Conversion Price or Series B Conversion Price, as the case may be. For purposes of this Paragraph 4.D.1, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the lowest aggregate consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of such Series A Conversion Price or Series B Conversion Price, as the case may be, shall be made upon the actual issuance of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Security.

2. Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Series A Conversion Price or the Series B Conversion Price, as the case may be, in effect immediately prior to the time of such issuance or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share for the purpose of determining the adjusted Series A Conversion Price or Series B Conversion Price, as the case may be. For the purposes of this Paragraph 4.D.2, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the lowest aggregate consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of such Series A Conversion Price or Series B Conversion Price, as the case may be, shall be made upon the actual issuance of such Common

Stock upon conversion or exchange of any Convertible Security, and if any such issuance or sale of such Convertible Security is made upon exercise of any Options for which adjustments to such Series A Conversion Price or the Series B Conversion Price, as the case may be, had been made or are to be made pursuant to other provisions of this Paragraph 4, no further adjustment of such Series A Conversion Price or Series B Conversion Price, as the case may be, shall be made by reason of such issuance or sale.

3. Issuance of Preferred Stock. If the Corporation in any manner (i) issues or sells any shares of Convertible Security (which, for purposes of this Paragraph 4.D.3 shall mean only preferred stock convertible into Common Stock) at a price per share of less than the Series A Liquidation Value with respect to the Series A Preferred, and the Series B Liquidation Value with respect to the Series B Preferred; and (ii) the aggregate consideration received or receivable by the Corporation for each such share of Convertible Security and each share of Common Stock issued or sold by the Corporation in connection with or at the time of the issuance or sale of such Convertible Security, is less than (a) the sum of the Series A Liquidation Value plus the Series A Conversion Price with respect to the Series A Preferred, or (b) the sum of the Series B Liquidation Value plus the Series B Conversion Price with respect to the Series B Preferred, the Corporation shall be deemed to have issued and sold Common Stock for a consideration per share less than the Series A Conversion Price, or the Series B Conversion Price, as the case may be, in effect immediately prior to such time, for the purpose of determining the adjusted Series A Conversion Price or Series B Conversion Price, as the case may be. For the purposes of this Paragraph 4.D.3, the aggregate consideration received or receivable by the Corporation for each share of Common Stock issued or sold by the Corporation in connection with or at the time of the issuance or sale of such Convertible Security shall be equal to the lesser of (i) the price per share of Common Stock issued or sold by the Corporation (if any) to the purchaser or any affiliate of the purchaser of the Convertible Security in a single or series of related transactions, (ii) the exercise price per share pursuant to any warrant for the purchase of Common Stock issued or sold by the Corporation (if any) to the purchaser or any affiliate of the purchaser of the Convertible Security in a single or series of related transaction, or (iii) if no shares of Common Stock or no warrants are issued or sold in connection with such transaction, the conversion price set by the Corporation with respect to such Convertible Security. Furthermore, for purposes of this Paragraph 4.D.3, the price per share for each such share of Common Stock deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Security shall be equal to the product of (i) in the case of the Series A Preferred, the Series A Conversion Price multiplied by a quotient, the numerator of which is the aggregate consideration received or receivable by the Corporation for each such share of Convertible Security and any one share of Common Stock issued or sold by the Corporation in connection with or at the time of the issuance or sale of such Convertible Security, and the denominator of which is the sum of the Series A Liquidation Value plus the Series A Conversion Price, and (ii in the case of Series B Preferred, the Series B Conversion Price multiplied by a quotient, the numerator of which is the aggregate consideration received or receivable by the Corporation for each such share of Convertible Security and any one share of Common Stock issued or sold by the Corporation in connection with or at the time of the issuance or sale of such Convertible Security, and the denominator of which is the sum of the Series B Liquidation Value plus the Series B Conversion Price. No further adjustment of such Series A Conversion Price or Series B Conversion Price, as the case may be, shall be made upon the actual issuance of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issuance or sale of such Convertible

Security is made upon exercise of any Options for which adjustments to such Series A Conversion Price or the Series B Conversion Price, as the case may be, had been made or are to be made pursuant to other provisions of this Paragraph 4, no further adjustment of such Series A Conversion Price or Series B Conversion Price, as the case may be, shall be made by reason of such issuance or sale. Notwithstanding anything to the contrary in this Paragraph 4.D.3, no adjustment shall be made to the Series A Conversion Price or Series B Conversion Price pursuant to the provisions of Paragraph 4.C and this Paragraph 4.D.3 if two-thirds (2/3) of the issued and outstanding shares of Series A Preferred and Series B Preferred (voting together as a single class), consent to the issuance or sale by the Corporation of any Convertible Security at a price per share of less than the Series A Liquidation Value, or the Series B Liquidation Value, as the case may be.

E. Other Effects on Conversion Price. For purposes of determining the adjusted Series A Conversion Price and Series B Conversion Price under Paragraph 4.C of this Article Three, the following also shall be applicable:

1. Change in Option Price or Conversion Rate. If the exercise price provided for in any Option, the additional consideration (if any) payable upon the issuance, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Series A Conversion Price or the Series B Conversion Price, as the case may be, in effect at the time of such change shall be adjusted immediately to the Series A Conversion Price or the Series B Conversion Price, as the case may be, which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Paragraph 4.C of this Article Three, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of a series of Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change for purposes of the conversion of such series of Preferred Stock; provided that no such change shall at any time cause such Series A Conversion Price or Series B Conversion Price, as the case may be, to be increased.

2. Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series A Conversion Price and the Series B Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price for such series of Preferred Stock which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Paragraph 4.C of this Article Three, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of a series of Preferred Stock shall not cause such Series A Conversion Price or Series B Conversion Price, as the case may be, to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of such series of Preferred Stock.

3. Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair market value of such consideration, as determined by the Board, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the net assets and business of the nonsurviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be and as determined by the Board. The fair market value of any consideration other than cash and securities shall be determined by the Board and approved by the holders of the majority of the shares of Series A Preferred and Series B Preferred (voting together as a single class). If such parties are unable to reach agreement within twenty (20) days of the receipt (or deemed receipt) of such consideration, the fair market value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration selected by the Board and approved by the holders of a majority of the shares of Series A Preferred and Series B Preferred (voting together as a single class). In the event that the Board and the holders of the majority of the shares of Series A Preferred and Series B Preferred (voting together as a single class) are unable to agree upon an independent appraiser within ten (10) Business Days of the date on which the Board first submits a proposed candidate for independent appraiser, then either the Board or the holders of a majority of the shares of Series A Preferred and Series B Preferred (voting together as a single class) may submit a written request for the selection of an independent appraiser to the American Arbitration Association, which shall designate the independent appraiser. The determination of such appraiser shall be final and binding upon the Corporation and the holders of the Series A Preferred and Series B Preferred, and the fees and expenses of such appraiser shall be borne by the Corporation.

4. Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

5. Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any subsidiary of the Corporation, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Stock.

F. Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

G. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price or Series B Conversion Price, as the case may be, in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price or Series B Conversion Price, as the case may be, in effect immediately prior to such combination shall be proportionately increased.

H. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Recapitalization Event.” Prior to the consummation of any Recapitalization Event, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of the majority of the shares of the Series A Preferred and Series B Preferred (voting together as a single class) to ensure that each of the holders of Series A Preferred and Series B Preferred shall thereafter have the right to acquire and receive, in lieu of and/or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Recapitalization Event if such holder had converted (assuming for purposes of this calculation that all conditions precedent to such conversion had occurred) its Preferred Stock immediately prior to such Recapitalization Event. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of the majority of the Series A Preferred and Series B Preferred (voting together as a single class) to ensure that the provisions of this Paragraph 4 and Paragraph 8 of this Article Three shall thereafter be applicable to the Series A Preferred and the Series B Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Series A Conversion Price and Series B Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of such series of Preferred Stock, if the value so reflected is less than the Series A Conversion Price or Series B Conversion Price, as the case may be, in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of the majority of the Series A Preferred and Series B Preferred (voting together as a single class), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

I. Certain Events. If any event occurs of the type contemplated by the provisions of this Paragraph 4 but not expressly provided for by such provision (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features (any such rights in connection with such an event, the “Other Rights”)), then the Board shall make an appropriate adjustment in the Series A Conversion Price and Series B Conversion Price so as to protect the rights of the holders of such series of Preferred Stock; provided that no such adjustment shall increase the Series A Conversion Price or Series B Conversion Price, as the case may be, as otherwise determined pursuant to this Paragraph 4 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of such Preferred Stock; provided further, upon the termination or expiration of any Other Right without the exercise of such Other Right, the Series A Conversion Price and the Series B Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price for such series of Preferred Stock which would have been in effect at the time of such expiration or termination had such Other Right, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Paragraph 4.C of this Article Three, the expiration or termination of any Other Right which was outstanding as of the date of issuance of a series of Preferred Stock shall not cause such Series A Conversion Price or Series B Conversion Price, as the case may be, to be adjusted unless, and only to the extent that, a change in the terms of such Other Right caused it to be deemed to have been issued after the date of issuance of such series of Preferred Stock.

J. Notices.

1. Immediately upon any adjustment of the Series A Conversion Price or Series B Conversion Price, as the case may be, the Corporation shall give written notice thereof to all holders of such series of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

2. The Corporation shall give written notice to all holders of the Series A Preferred and Series B Preferred at least five (5) Business Days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Recapitalization Event, dissolution or liquidation.

3. The Corporation shall also give written notice to the holders of the Series A Preferred and Series B Preferred at least five (5) Business Days prior to the date on which any Recapitalization Event or Change of Control shall take place.

5.	REDEMPTION

The Series A Preferred and Series B Preferred are not redeemable by the Corporation and no holder of Series A Preferred or Series B Preferred may require the Corporation to redeem any shares of such stock.

6.	STATUS

Upon any conversion of any shares of Preferred Stock, the shares of the Preferred Stock so converted shall have the status of authorized and unissued shares of Preferred Stock, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion of shares of Preferred Stock.

7.	VOTING RIGHTS

A. General Provisions. The holders of the Series A Preferred and Series B Preferred shall be entitled to notice of all shareholders meetings in accordance with the Corporation’s bylaws (the “Bylaws”), and except as otherwise required by applicable law, the holders of the Series A Preferred and Series B Preferred shall be entitled to vote on all matters submitted to the shareholders for a vote together with the holders of the Common Stock (voting together as a single class) with each share of Common Stock, Series A Preferred and Series B Preferred entitled to one vote per share.

B. Special Voting Provisions. Notwithstanding the foregoing, the Corporation shall not:

1. Merge or consolidate with another entity or entities, sell all or substantially all of its assets, or voluntarily dissolve or liquidate without the prior approval of holders of at least two-thirds (2/3) of the issued and outstanding shares of the Series A Preferred and Series B Preferred (voting together as a single class);

2. Change or alter the Corporation’s Amended and Restated Articles of Incorporation or Bylaws (except as provided herein) without the prior approval of at least two-thirds (2/3) of the Board;

3. Alter or amend the preferences, privileges or rights of the Series B Preferred without the affirmative vote or other consent of the Warburg Director (as defined in that certain Amended and Restated Shareholders’ Agreement, by and among the Corporation and the shareholders listed therein);

4. Alter or amend the preferences, privileges or rights of the Series A Preferred or Series B Preferred without the prior approval of two-thirds (2/3) of the issued and outstanding shares of Series A Preferred and Series B Preferred (voting together as a single class); or

5. Create any class of shares of stock of the Corporation after the date hereof that ranks senior to or pari passu with the Series A Preferred or Series B Preferred without the prior approval of two-thirds (2/3) of the issued and outstanding shares of Series A Preferred and Series B Preferred (voting together as a single class).

8.	PURCHASE RIGHTS

Except for the Existing Rights and Options to purchase shares of Common Stock granted by the Board to directors, employees or consultants of or to the Corporation, or any direct or indirect subsidiary of the Corporation, if the Corporation at any time grants, issues or sells any Options, Convertible Securities, or other securities or property pro rata to the record holders of any series of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred and Series B Preferred shall be entitled to acquire, upon the terms applicable to such Purchase

Rights, the aggregate Purchase Rights per share of such series of Preferred Stock which such holder could have acquired if such holder had held the number of shares of Common Stock equal to the number of Conversion Shares into which each share of such Preferred Stock could have been converted (assuming for purposes of this provision that all conditions precedent to such conversion have been satisfied) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights. Notwithstanding any provision herein to the contrary, the rights of all holders of the Series A Preferred under this Paragraph 8 may be waived by the holders of a majority of the shares of the Series A Preferred and Series B Preferred (voting together as a single class).

9.	CERTAIN DEFINITIONS

“1998 Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of November 4, 1998, among the Corporation and the parties identified therein.

“Additional Shares” has the meaning set forth in Paragraph 1 of Article Four hereof.

“Board” has the meaning set forth in Paragraph 1 of Article Three hereof.

“Business Day” means any day in which banks are not required or authorized to close in Los Angeles, California or New York, New York.

“Bylaws” has the meaning set forth in Paragraph 7.A of Article Three hereof.

“CapitalSource Agreement” means that certain Loan and Security Agreement, by and between the Corporation, Aspen Youth, Inc., a California Corporation (“Youth”), all of Youth’s subsidiaries, CapitalSource Finance LLC and certain lenders defined therein.

“CapitalSource Warrant” means the warrant issued pursuant to the CapitalSource Agreement.

“Cash Equivalent” means a certified or official bank check, or wire transfer of immediately available funds.

“Change of Control” means (a) any sale or transfer of more than 50% of the assets of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of related transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which (i) the Corporation is the surviving corporation, (ii) the terms of the Series A Preferred and Series B Preferred are not changed, (iii) the Series A Preferred and the Series B Preferred are not exchanged for cash, securities (except with respect to conversion rights) or other property, and (iv) after giving effect to such merger, no Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended) other than the holders of Common Stock, Series A Preferred immediately following the closing of the 1998 Stock Purchase Agreement, and Series B Preferred Stock immediately following the closing of the Warburg

Agreement, and each of their respective Qualified Transferees as defined in, and pursuant to the Shareholders’ Agreement, owns (x) capital stock of the Corporation possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Board or (y) more than 50% of the Corporation’s issued and outstanding Common Stock.

“Common Stock” means, collectively, Common Stock of the Corporation and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Date” has the meaning set forth in Paragraph 4.A.1 of Article Three hereof.

“Conversion Event” shall mean the earlier to occur of the following: (a) a Change of Control; or (b) a Public Offering.

“Conversion Notice” has the meaning set forth in Paragraph 4.A.1 of Article Three hereof.

“Conversion Price” means the Series A Conversion Price or Series B Conversion Price, as the context requires.

“Conversion Rate” means, as of any determination date, (a) with respect to the Series A Preferred, $0.13579 divided by the Series A Conversion Price then in effect for the Series A Preferred, and (b) with respect to the Series B Preferred, $0.158 divided by the Series B Conversion Price then in effect for the Series B Preferred.

“Conversion Shares” means the number of shares of Series A Preferred or Series B Preferred, as applicable, to be converted, multiplied by the Conversion Rate then in effect for such series of Preferred Stock.

“Conversion Stock” means shares of the Common Stock, no par value; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred or Series B Preferred are issued by an entity other than the Corporation or there is a change in the type or series of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A Preferred or Series B Preferred, as applicable, if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Converting Share” has the meaning set forth in Paragraph 4.A.1. of Article Three hereof.

“Dividend Payment Date” has the meaning set forth in Paragraph 2.A of Article Three hereof.

“Dividend Payment Record Date” has the meaning set forth in Paragraph 2.B of Article Three hereof.

“Dividend Rate” has the meaning set forth in Paragraph 2.A of Article Three hereof.

“Existing Rights” means the obligation of the Corporation to issue shares of Common Stock pursuant to either (a) that certain Warrant issued by the Corporation to Banc of America Commercial Finance Corporation, (b) those certain Warrants issued by the Corporation to Frazier Healthcare II, L.P., (c) those certain Warrants issued by the Corporation to Frazier Healthcare III, L.P., (d) those certain Warrants issued by the Corporation to Barry Weiss and Esther Weiss, as trustees of the Barry and Esther Weiss Living Trust, u/t/d October 15, 1984, (e) those certain Warrants issued by the Corporation to Elliot A. Sainer and Marcia Sainer, as trustees of the Elliot and Marcia Sainer Family Trust, u/t/d April 10, 1996, (f) that certain Warrant issued by the Corporation to DLJ Capital Corp, (g) that certain Warrant issued by the Corporation to DLJ ESC II, L.P., (h) that certain Warrant issued by the Corporation to Sprout Capital VIII, L.P., (i) that certain Warrant issued by the Corporation to Sprout Venture Capital, L.P., (j) that certain Warrant issued by the Corporation to Sprout Growth II, L.P., (k) that certain Warrant issued by the Corporation to Libra Mezzanine Partners II, L.P., (l) that certain Warrant issued by the Corporation to Libra Mezzanine Partners II-A, L.P., (m) that certain 7% Convertible Promissory Note issued by the Corporation in favor of the Leeway School for Educational Therapy, as each may be amended from time to time with the approval of the Board, or (n) that certain 1998 Stock Performance Plan, dated as of November 4, 1998, as may be amended from time to time by the Board.

“Fully-Diluted Common Stock” at any time, the then issued and outstanding shares of Common Stock, plus (without duplication) all shares of Common Stock issuable, (a) upon the conversion or exchange of all then outstanding securities of the Corporation which can be converted or exchanged into Common Stock (assuming for purposes of this calculation that all conditions precedent to conversion or exchange have occurred) or (b) upon the exercise of all other outstanding options, warrants or other rights to purchase or acquire shares of Common Stock, solely to the extent such options, warrants and/or other rights are exercisable as at the applicable determination date.

“Junior Liquidation Stock” has the meaning set forth in Paragraph 3.A of Article Three hereof.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, whether or not voluntary; provided that a “Liquidation Event” shall not be deemed to be occasioned by, or to include a Change of Control.

“Lower Consideration” has the meaning set forth in Paragraph 4.C of Article Three hereof.

“Mandatory Payment Date” has the meaning set forth in Paragraph 2.A of Article Three hereof.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked price on all such exchanges at the end of the such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) trading days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive trading days prior to such day. If at any time a security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair market value thereof determined by the Board and the holders of the majority of the shares of the Series A Preferred and Series B Preferred (voting together as a single class). If such parties are unable to reach agreement within twenty (20) days of the date on which a determination of the Market Price is to be made, such fair market value shall be determined by an independent appraiser experienced in valuing securities selected by the Board and the holders of the majority of the shares of the Series A Preferred and Series B Preferred (voting together as a single class). In the event that the Board and the holders of the majority of the shares of Series A Preferred and Series B Preferred (voting together as a single class) are unable to agree upon an independent appraiser within ten (10) Business Days of the date on which the Board first submits a proposed candidate for independent appraiser, then either the Board or the holders of the majority of the shares of Series A Preferred and Series B Preferred (voting together as a single class) may submit a written request for the selection of an independent appraiser to the American Arbitration Association, which shall designate the independent appraiser. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

“Notice of Additional Shares” has the meaning set forth in Paragraph 2 of Article Four hereof.

“Option” means any right, warrant or option to subscribe for or purchase Common Stock or Convertible Securities, other than the Existing Rights.

“Other Rights” has the meaning set forth in Paragraph 4.I of Article Three hereof.

“Percentage Interest” the percentage of Fully-Diluted Common Stock derived from the fraction (a) the numerator of which is the number of shares of Fully-Diluted Common Stock held by a shareholder, and (b) the denominator or which is the number of shares of Fully-Diluted Common Stock held by all shareholders.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preemptive Right” has the meaning set forth in Paragraph 1 of Article Four hereof.

“Preferred Stock” has the meaning set forth in Paragraph (a) of Article Three hereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force, immediately following which the Common Stock is listed for trading on the New York Stock Exchange or for quotation on the NASDAQ National Market System or other agreed, internationally recognized stock exchange, and which results in gross proceeds to the Corporation (before payment of underwriters’ discounts, commissions and offering expenses) of at least Forty Million Dollars ($40,000,000) and a minimum price of $3.01 per share, subject to adjustments for stock splits, stock dividends, and similar transactions.

“Purchase Rights” has the meaning set forth in Paragraph 8 of Article Three hereof.

“Recapitalization Event” has the meaning set forth in Paragraph 4.H of Article Three hereof.

“Series A Conversion Price” has the meaning set forth in Paragraph 4.B of Article Three hereof.

“Series A Liquidation Preference” has the meaning set forth in Paragraph 3.A of Article Three hereof.

“Series A Liquidation Value” has the meaning set forth in Paragraph 3.A of Article Three hereof.

“Series A Preferred” has the meaning set forth in Paragraph 1 of Article Three hereof.

“Series B Conversion Price” has the meaning set forth in Paragraph 4.B of Article Three hereof.

“Series B Liquidation Preference” has the meaning set forth in Paragraph 3.A of Article Three hereof.

“Series B Liquidation Value” has the meaning set forth in Paragraph 3.A of Article Three hereof.

“Series B Preferred” has the meaning set forth in Paragraph 1 of Article Three hereof.

“Shareholders” Agreement” means that certain Amended and Restated Shareholders’ Agreement among the Corporation and the shareholders identified therein.

“Warburg Agreement” means that certain Securities Purchase Agreement, by and between the Corporation and Warburg Pincus Private Equity VIII, L.P.

“Warburg Warrant” means the warrant issued pursuant to the Warburg Agreement.

10.	MISCELLANEOUS

A. Except as otherwise expressly provided, whenever in this Article Three notices or other communications are required to be made, delivered or otherwise given to holders of shares of the Series A Preferred or of the Series B Preferred, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopies, courier service or personal delivery, addressed to the Persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with these Amended and Restated Articles of Incorporation, the Bylaws, and applicable law, in each case as in effect from time to time. All such notices and communications shall be deemed to have been duly given; when delivered by hand, if personally delivered; when delivered by courier; if delivered by commercial overnight courier service, five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

B. Except as may otherwise be required by law, no share of the Series A Preferred or Series B Preferred shall have any designations, preferences, limitations, or relative rights, other than those specifically set forth in this Article Three (as such may be amended from time to time) and in any other provision of these Amended and Restated Articles of Incorporation.

C. The headings of the various subdivisions hereof are for convenience of reference only and shall not effect the interpretation of any of the provisions hereof.

D. If any right, preference or limitation of the Series A Preferred or of the Series B Preferred set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Article Three (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

Article Four. Preemptive Rights.

1.	ISSUANCE AND SALE OF ADDITIONAL SHARES

If at any time the Corporation intends to issue and sell any unissued or treasury shares of the Corporation in exchange for cash or a Cash Equivalent (“Additional Shares”), then, before such issuance and sale may be consummated, each shareholder of the Corporation shall have the preemptive right and option to purchase from the Corporation up to that number of the Additional Shares determined by multiplying (a) the total number of Additional Shares, by (b) such shareholder’s Percentage Interest (as defined in Paragraph 9 of Article Three) (the “Preemptive Right”).

2.	NOTICE OF ADDITIONAL SHARES

Prior to issuing or selling any Additional Shares, the Corporation shall deliver to each shareholder a written notice (the “Notice of Additional Shares”) specifying the total number of

Additional Shares to be issued and sold by the Corporation, the per share cash or Cash Equivalent purchase price of the Additional Shares (which price shall be determined by the Board), the proposed date for the consummation of the issuance and sale, the maximum number of Additional Shares which each shareholder is entitled to purchase pursuant to such shareholder’s Preemptive Right, and any other necessary disclosure statement, offering memorandum or similar information related to the issuance and sale of such Additional Shares. A Notice of Additional Shares shall be deemed delivered and effective on the date received by the shareholder last served with such notice.

3.	EXERCISE OF PREEMPTIVE RIGHTS

Within thirty (30) calendar days after delivery of the Notice of Additional Shares, each shareholder desiring to exercise his Preemptive Right, which option may be exercised either in whole or in part, shall provide the Corporation with written notice of his intention to exercise his Preemptive Right and the number of Additional Shares he desires to purchase thereunder. In the event that any shareholder does not exercise, or does not exercise in full, such shareholder’s Preemptive Right, then the Corporation may sell the remaining Additional Shares to the party to whom the Corporation initially proposed to sell the Additional Shares at the price per share specified in the Notice of Additional Shares.

4.	CONSIDERATION FOR ADDITIONAL SHARES

Additional Shares subject to the Preemptive Right shall be sold by the Corporation, and purchased by the shareholders, only for cash or a Cash Equivalent. The issuance and sale of all Additional Shares shall, unless otherwise agreed to by the Corporation, be consummated simultaneously and no later than sixty (60) days following the date of the Notice of Additional Shares.

5.	EXCLUSIONS

Notwithstanding the foregoing provisions of this Article Four, the shareholders shall not have Preemptive Rights with respect to the Corporation’s issuance or sale of shares pursuant to the following types of transactions:

A. shares of the Corporation’s capital stock issued pursuant to any employee compensation plan of the Corporation or employment agreement, or otherwise, in each case as approved by the Board;

B. shares of the Corporation’s capital stock issued pursuant to a Public Offering;

C. shares of the Corporation’s capital stock issued or issuable prior to the date hereof, including without limitation, shares issuable pursuant to the Existing Rights, Options, or convertible securities, including the Series A Preferred and Series B Preferred; or

D. shares of the Corporation’s capital stock issuable pursuant to warrants or other purchase rights granted to one or more lenders that provide financing to the Corporation or its subsidiaries.

6.	WAIVER OF PREEMPTIVE RIGHT

A shareholder who does not timely exercise his Preemptive Right pursuant to Paragraph 3 of this Article Four shall be deemed to have waived the entire Preemptive Right with respect to the applicable Notice of Additional Shares.

Article Five. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article Six. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

3.	The foregoing amendment and restatement of the Amended and Restated Articles of Incorporation has been duly approved by the Board.

4.	The foregoing amendment and restatement of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the corporation is 12,625,757 shares of Common Stock and 12,236,287 shares of Series A Preferred. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares and more than 50% of each class.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: April 15, 2002

By:	/s/ Elliot A. Sainer
Elliot A. Sainer,
President

By:	/s/ Tim Dupell
Tim Dupell,
Assistant Secretary